Exhibit 10.4
HIRERIGHT GIS GROUP HOLDINGS LLC
EQUITY INCENTIVE PLAN
Section 1.    Purpose
The Plan authorizes the Committee to provide Persons that are providing, or have agreed to provide, services to the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates or who serve on the Board, with grants of Awards. The Company believes that this incentive program will cause those Persons to increase their interest in the welfare of the Company and its Affiliates and aid in attracting, retaining, and motivating Persons of outstanding ability.
Section 2.    Definitions
Capitalized terms used herein shall have the meanings set forth in this Section. Any reference in the Plan to any law shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such law, regulations, or guidance.
(a)    “Affiliate” means any Person that, either directly or indirectly through one or more intermediaries, (i) controls the Company or (ii) is controlled by the Company or a Person described in clause (i). For purposes of this definition, “control,” when used with respect to any specified Person or entity, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person or entity, whether through ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
(b)    “Award” means any Option, Restricted Unit, or other Unit-based award granted under the Plan.
(c)    “Award Agreement” means an award agreement accepted by the Grantee, or other written agreement between the Company and the Grantee, or a document issued to a Grantee, in any case evidencing the grant of an Award hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall approve.
(d)    “Board” means the Board of Managers of the Company.
(e)    “Cause” means, with respect to a Grantee, the meaning ascribed thereto in any effective employment, consulting, severance, service, or other similar agreement between the Company or any of its Subsidiaries and such Grantee or in any applicable Award Agreement for such Grantee, or if no such agreement is in effect, then “Cause” means: (i) the indictment, conviction of, or plea of nolo contendere by, the Grantee to a (A) felony or (B) other crime involving moral turpitude, (ii) commission of any act of material dishonesty or breach of trust or any act constituting fraud, embezzlement, theft, the misappropriation of funds, money, assets or other property of the Company or any of its Subsidiaries or Affiliates, customers or suppliers by the Grantee, (iii) the attempt to willfully obtain any personal profit from any transaction in which the Grantee has an interest not disclosed to the Board which is adverse to the interests of the Company or any of its Subsidiaries or Affiliates, (iv) reporting to work under the influence of alcohol or illegal drugs or repeatedly using alcohol to the point of intoxication or illegal drugs, whether or not at the workplace, (v) failure or refusal to perform duties, or gross negligence in the performance of the Grantee’s duties and responsibilities, as reasonably directed by the Company or any of its Subsidiaries or Affiliates, other than as a result of a Disability or other approved absence, (vi) material violation of the rules, regulations, procedures or instructions (whether written or oral) relating to the conduct of employees, directors and/or consultants of the Company or any of its Subsidiaries or Affiliates (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Grantee), (vii) material breach of any non-competition, non-disclosure or non-solicitation covenant in any agreement with the Company or any of its Subsidiaries or Affiliates including any Restricted Activity described in this Plan (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Grantee), (viii) improperly or illegally aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries or Affiliates to the material disadvantage or detriment of the Company or any of its Subsidiaries or Affiliates, (ix) without limiting clause (vii) hereof, the Grantee’s material breach of any written services agreement (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Grantee) or (x) any breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within 10 days after written notice thereof to the Grantee). If, subsequent to and within one year after a Grantee’s termination of service for any reason other than by the Company or any of its Subsidiaries for Cause, the Company determines that such Grantee’s termination of service could have been for Cause, such Grantee’s termination of service will be deemed to have been for Cause for all purposes, and such Grantee will be required to disgorge to the Company all amounts received pursuant to any Award Agreement (including, without limitation, in respect of Awards or the repurchase of Units acquired pursuant to any exercise of an Award) that would not have been payable to such Grantee had such termination been by the Company or any of its Subsidiaries for Cause. Any voluntary termination in anticipation of an involuntary termination of a Grantee’s service for Cause shall be deemed a termination for Cause.
(f)    “Class A Units” shall have the meaning set forth in the LLC Agreement.
(g)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.
(h)    “Committee” means the Board, the Compensation Committee of the Board or such committee as may be appointed by the Board from time to time to administer the Plan.
(i)    “Company” means HireRight GIS Group Holdings LLC, a limited liability company organized under the laws of the State of Delaware.
(j)    “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its Subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) that relates to the Company, its Subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its Subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the applicable Grantee’s breach of any nondisclosure obligation, including but not limited to: technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how”, operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists.
(k)    “Disability” has the meaning ascribed thereto in any effective employment, consulting, severance, service or other similar agreement between the Company or any of its Subsidiaries and the Grantee or in any applicable Award Agreement, or if no such agreement is in effect, then “Disability” shall mean any physical or mental disability or infirmity of the Grantee that prevents the performance of the Grantee’s duties for a period of ninety (90) consecutive days or one hundred and twenty (120) non-consecutive days during any twelve (12) month period, as determined by the Board in its good faith judgement.
(l)    “Effective Date” means the date set forth in Section 3 of the Plan.
(m)    “Employee” means any Person or entity that is providing, or has agreed to provide, services to the Company or an Affiliate, whether as an employee, as a director, or as an independent contractor; provided, that any prospective employee, director or independent contractor may not receive any payment or exercise any right relating to an Award until such Person has commenced service with the Company or any of its Subsidiaries. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Subsidiaries for purposes of eligibility for participation in the Plan.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)    “Fair Market Value” of a Unit on any given date shall mean:
(i)    if the Units are listed on one or more national securities exchanges, the closing price of such Unit on the principal exchange on which such Units are then trading or, if no sales of Units were made on such exchange on that date, the closing price of a Unit for the next preceding day on which sales of Units were made on the exchange;
(ii)    if the Units are not publicly traded on a national securities exchange, the fair market value of the Units determined in good faith by the Committee based on its determination of the fair market value of the Company, in a manner consistent with Section 409A of the Code (to the extent required to comply with Section 409A of the Code).

(p)    “General Atlantic Members” shall have the meaning set forth in the LLC Agreement.
(q)    “Grantee” means an Employee granted an Award under the Plan.
(r)    “LLC Agreement” means that certain LLC Agreement of the Company, dated as of July 12, 2018, as amended or restated from time to time.
(s)    “Options” refers to options to acquire Units that are granted under and subject to the Plan. No Option granted under and subject to the Plan is intended to meet the requirements of an incentive stock option under Section 422 of the Code.
(t)    “Other Agreement” means any applicable employment, consulting, change-in-control, severance, service or other similar agreement between a Grantee and the Company or an Affiliate.
(u)    “Person” means, individually or collectively, an individual, firm, corporation, partnership, association, governmental entity, limited liability company, trust or any other entity.
(v)    “Plan” means this HireRight GIS Group Holdings LLC Equity Incentive Plan as set forth herein and as amended from time to time.
(w)    “Qualified IPO” shall have the meaning set forth in the LLC Agreement.
(x)    “Restricted Activity” means, those activities that are restricted by the Grantee’s Award Agreement or any effective employment, consulting, severance, service, restrictive covenant, non-compete, confidentiality or other similar agreement between the Company or any of its Subsidiaries and the Grantee, or if no such agreement is in effect, then “Restricted Activity,” for any Grantee who is not a non-employee member of the Board, shall mean: (i) any activity reasonably determined by the Committee to be competitive with the business of the Company, including, but not limited to, background screening and pre-employment verification services, or in any other business that directly or indirectly competes with the business of the Company and its Affiliates or any prospective business being actively sought by the Company and its Affiliates, (ii) the solicitation to hire, or hiring, directly or indirectly, of any employee of the Company (or any Person who was, within twelve (12) months prior to such solicitation or hiring, been an employee of the Company) without the consent of the Company, and (iii) the solicitation or inducement of any customer, supplier, licensee, or other business relation of the Company to cease doing business with or materially reduce the amount of business conducted with the Company, or any interference with the relationship between any such customer, supplier, licensee, or other business relation and the Company, in each case on behalf of any person other than the Company and its Affiliates; provided that to the extent that activities of a Grantee are governed by the law of California or another jurisdiction under which Restricted Activity as defined herein constitutes an impermissible restriction on competition or pursuit of a livelihood, the scope of activities constituting Restricted Activity will be reduced to the greatest legally permissible restriction, provided that in any event Restricted Activity shall include use of Confidential Information for the purposes described in items (i), (ii) or (iii). For purposes of this definition, “Company” shall refer to HireRight GIS Group Holdings LLC and its Subsidiaries and Affiliates.
(y)    “Restricted Period” means the period of time determined by the Committee during which an Award or a portion thereof is subject to vesting restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(z)    “Restricted Unit” means a Unit granted to a Grantee under Section 7 hereof that is subject to certain restrictions and to a risk of forfeiture.
(aa)    “Sale of the Company” shall have the meaning set forth in the LLC Agreement.
(bb)    “Securities Act” means the Securities Act of 1933, as amended.
(cc)    “Securities Laws” means the Exchange Act, the Securities Act, and state securities and “blue sky” laws, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.
(dd)    “Sponsors” means the General Atlantic Members and the Trident Members.
(ee)    “Sponsor Exit” means the date on which the Sponsors collectively reduce their direct or indirect equity investments in the Company or any successor thereto to less than 30% of the fully diluted Units of the Company or equity interests of any successor thereto or upon a sale of all or substantially all of the assets of the Company or any successor thereto. A transaction or initial public offering shall not in and of itself constitute a Sponsor Exit if it is not accompanied by the requisite sell-down of equity.
(ff)    “Subsidiary” means, with respect to the Company, any entity of which the Company (either alone or through or together with any other Subsidiary of the Company) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of Board or other applicable governing body of such entity or (b) controls the management.
(gg)    “Trident Members” shall have the meaning set forth in the LLC Agreement.
(hh)    “Unit” means a Class A Unit of the Company.
Section 3.    Effective Date
The Effective Date of this Plan shall be the date it is adopted by the Board. No Award shall be made under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in an applicable Award Agreement, the termination of the Plan shall not affect the terms of any Award awarded hereunder or otherwise subject hereto at the time of termination of the Plan, and Award Agreements then in effect shall continue in full force and effect.

Section 4.    Units Available under the Plan
Subject to the provisions of Section 12, the total number of Units with respect to which Awards may be granted under the Plan shall not exceed 73,034,715. To the extent that an Award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the Grantee of the full number of Units to which the Award related, the undelivered Units will again be available for grant. Units withheld in payment of the exercise price or taxes relating to an Award and Units equal to the number surrendered in payment of the exercise price or taxes relating to an Award shall be deemed to constitute Units delivered to the Grantee and shall not be again available for Awards under the Plan.
Section 5.    Administration of the Plan
(a)    Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(i)    to select the Employees to whom Awards may be granted;
(ii)    to determine the number of Units subject to each such Award;
(iii)    to determine and/or waive the terms and conditions of any Award granted under the Plan, including the exercise price, vesting schedule, and conditions relating to vesting, exercise, and termination of the right to exercise;
(iv)    to determine and/or waive the restrictions or conditions related to the delivery, holding, and disposition of Units acquired upon exercise or settlement of an Award;
(v)    to prescribe the form of each Award Agreement;
(vi)    to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(vii)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award Agreement or other instrument hereunder; and
(viii)    to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
(b)    Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all Persons, including the Company, its Affiliates, Grantees, and any Person claiming any rights under the Plan from or through any Grantee, except to the extent that the Committee may subsequently modify, or take further action not consistent with, any prior action of the Committee or the Board. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 18). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.
(c)    Limitation of Liability. Each member of the Committee shall be entitled to rely or act in good faith upon any report or other information furnished to him by any officer or other Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or Employee of the Company or any of its Subsidiaries or Affiliates acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or Employee of the Company or any of its Subsidiaries or Affiliates acting on its behalf shall, to the extent permitted by law, the Company’s Certificate of Formation, Limited Liability Company Agreement, and D&O insurance policy, as applicable, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
(d)    Actions by the Board. The Board shall concurrently have all the authority granted to the Committee under the Plan.
(e)    Foreign Grantees. The Committee may modify Awards granted to Employees who are foreign nationals or who are employed outside the United States or establish sub-plans or procedures under the Plan to address differences in laws, rules, regulations, or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits, or other matters.
Section 6.    Options
(a)    Exercise Price. Each Option granted under the Plan shall have an exercise price per Unit that is no less than the Fair Market Value per Unit as of the date the Option is granted.
(b)    Termination. The Award Agreement shall set forth the term of the Option, which shall not be longer than ten (10) years from the date of grant. Unless otherwise determined by the Committee or set forth in an Award Agreement or in any Other Agreement, if prior to the tenth anniversary of the date of grant and to any cancellation, termination, or expiration of the Option pursuant to action taken by the Committee in accordance with Section 12, a Grantee’s service with the Company or any of its Subsidiaries terminates for any reason, all of such

Grantee’s unvested Options shall expire as of the date of such termination from service, and each of such Grantee’s vested Options shall expire as follows:
(i)    if the Grantee’s service is terminated by the Company or any of its Subsidiaries without Cause (other than by reason of the Grantee’s death or Disability) or by reason of any voluntary resignation of the Grantee on the earlier of (x) the date that is ninety (90) days after the date of such termination and (y) the original expiration date of the Option;
(ii)    if the Grantee’s service is terminated by reason of the Grantee’s death or Disability on the earlier of (x) the date that is twelve (12) months after the date of such termination and (y) the original expiration date of the Option; or
(iii)    immediately if such termination is initiated by the Company or any of its Subsidiaries for Cause, and notwithstanding anything to the contrary all of such Grantee’s vested Options shall immediately expire as of the date of such termination from service.
(c)    Conditions to Exercise of Options.
Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Units with respect to which the Option is to be exercised, together with a certified check or bank draft payable to the order of the Company or as an electronic funds transfer to the Company for an amount equal to the sum of the exercise price for such Units and any income taxes and employment taxes required to be withheld. The Committee may, in its sole discretion, at the time the Option is granted or at a later date, permit (i) the Grantee to exercise an Option by means of a “net exercise” procedure effected by withholding the minimum number of Units otherwise deliverable in respect of an Option that are needed (at then-current Fair Market Value) to pay for the exercise price for such Units, and/or reimburse the Company for withholding tax deposits paid in connection with exercise, and (ii) other forms of payment in an Award Agreement or otherwise, including notes or other contractual obligations of a Grantee to make payment on a deferred basis. Certificates representing the Units issued upon exercise of any Option shall be registered in the name of the Grantee and either (1) be recorded in book-entry form and un-certificated, subject to the Company’s directions, or (2) be issued as unit certificates in the name of the Grantee, and shall be subject to the legend requirements set forth in Section 7(d).
Section 7.    Restricted Units
(a)    Unless otherwise determined by the Committee and set forth in an Award Agreement, Restricted Units granted under the Plan shall contain the following terms and conditions:
(i)    Restrictions; Forfeiture; Non-Transferability. Restricted Units awarded to a Grantee shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to such other terms and conditions as may be set forth in the applicable Award Agreement.

Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award Agreement or any Other Agreement, the unvested portion of Restricted Units shall terminate and be forfeited upon termination of service of the Grantee granted the applicable Award. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Unit Award, or for any other reason, such action is appropriate. Until such time as Restricted Units have vested pursuant to the terms of the Award Agreement, the Grantee shall not be permitted to sell, transfer, pledge, or otherwise encumber such Restricted Units, except, subject to the written consent of the Committee, for transfers for estate planning purposes that do not result in a change in beneficial ownership.
(ii)    Dividends. Cash dividends and equity dividends, if any, with respect to the Restricted Units shall be withheld by the Company for the Grantee’s account, and shall be subject to forfeiture to the same degree as the Restricted Units to which such dividends relate, and shall be distributed to the Grantee upon the release of restrictions on such Restricted Unit. No interest will accrue or be paid on the amount of any cash dividends withheld.
(b)    Unit Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Units, the Committee shall cause Unit(s) to be registered in the name of the Grantee and either (i) be recorded in book-entry form and un-certificated, subject to the Company’s directions, or (ii) be issued as unit certificates in the name of the Grantee. If the Committee determines that Restricted Units shall be held by the Company or in escrow rather than delivered to the Grantee pending vesting and the release of the applicable restrictions, the Committee may require the Grantee to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate unit power (endorsed in blank) with respect to the Restricted Units covered by such agreement. If a Grantee shall fail to execute and deliver an Award Agreement and, if applicable, an escrow agreement and blank unit power within the amount of time specified by the Committee, the Award shall be null and void. To the extent Restricted Units are forfeited, any unit certificates issued to the Grantee evidencing such Units shall be returned to the Company, and all rights of the Grantee to such Units and as an equityholder with respect thereto shall terminate without further obligation or action on the part of the Company.
(c)    Delivery of Restricted Units. Upon the expiration of the Restricted Period with respect to any Restricted Units and the attainment of any other vesting criteria established by the Committee, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such Units, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Grantee, or his or her beneficiary, without charge a notice evidencing a book entry notation (or, if applicable, the unit certificate) evidencing the Units of Restricted Units which have not then been forfeited and with respect to which the Restricted Period has expired.

(d)    Legends on Restricted Units. Each certificate representing Restricted Units awarded under the Plan, if any, shall, in addition to any legend required under the LLC Agreement, bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Units:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE ACT IS SUBJECT TO THE COMPANY’S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO AN LLC AGREEMENT, DATED AS OF JULY 12, 2018, AS MAY BE AMENDED FROM TIME TO TIME OR REPLACED BY A SUCCESSOR AGREEMENT AMONG EQUITY HOLDERS OF THE COMPANY, AMONG THE ISSUER OF SUCH SECURITIES, AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED, RESTATED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. THE TERMS OF SUCH LLC AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER AND OWNERSHIP OF THE SECURITIES REPRESENTED HEREBY. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Section 8.    Other Unit-Based Awards
The Committee is authorized, subject to limitations under applicable law, to grant to Employees such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon, or related to, Units, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Units as a bonus (whether or not subject to vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of any member of the Company or its Subsidiaries or

Affiliates to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.
Section 9.    LLC Agreement
Unless otherwise determined by the Committee and set forth in an Award Agreement, as a condition to the delivery of any Units upon exercise of an Option or the grant or vesting of an Award (other than an Option), the Grantee shall be required to become a party to the LLC Agreement, or any similar or successor agreement by executing and delivering to the Company a written agreement to be bound by its terms and such other instruments as the Committee reasonably requires and by taking such other actions as the Committee reasonably requires. The LLC Agreement imposes various requirements and restrictions that will be applicable to Grantee as an owner of Units, including without limitation restrictions on transfer of the Units and other provisions that could adversely affect the value of the Units.
Section 10.    Repurchase Right
Upon any termination of Grantee’s service with the Company and/or any of its Subsidiaries, that occurs at a time before the consummation of a Qualified IPO, the Company or its designees shall have the right (but not the obligation) (the “Repurchase Right”) to repurchase from the Grantee any portion of or all of the Units previously issued to Grantee in connection with the exercise or vesting of an Option or other Award by delivery of a written notice of exercise of such rights to such Grantee. The Repurchase Right may be exercised within one (1) year after the later of (a) the date of termination of Grantee’s service and (b) the date Grantee exercises any Award that is vested (but unexercised) on or becomes vested after such Grantee’s date of termination or otherwise receives Units in respect of any Award after the Grantee’s date of termination. The repurchase price per Unit to be paid to Grantee shall be the Fair Market Value of such Unit as of the date of such repurchase. The repurchase price to be paid by the Company or its designees shall be paid, at the election of the Company in cash or for a subordinated note in a principal amount equal to the amount necessary to satisfy such Repurchase Right, which principal amount shall accrue interest at the mid-term applicable Federal rate, which principal (together with any accrued and unpaid interest on such subordinated note) shall be paid by the Company no later than three (3) years from the repurchase date or, if earlier, the closing of transaction immediately following which the equity holders of the Company immediately before the transaction own less than 50% of the equity interests in the resulting entity. Notwithstanding the foregoing, if the Grantee’s employment or engagement with the Company or any of its Subsidiaries is terminated for Cause or following the Grantee’s termination of service such Grantee violates any non-competition, non-solicitation or non-disclosure covenant in any written agreement or in any written policy of the Company or its Affiliates to which the Grantee is subject, then the repurchase price with respect to the Units acquired pursuant to any Award shall be the lesser of the exercise price paid for the Units and the Fair Market Value as of the date of the repurchase and in the event that the Units were repurchased prior to such breach, the Grantee shall be required to promptly repay to the

Company, upon 10 days prior written demand by the Board, any excess cash payment received by the Grantee upon such repurchase and the Company may cancel without consideration any outstanding subordinated notes to the extent of such excess not otherwise recovered.
Section 11.    Restricted Activities
Each Grantee shall not disclose any Confidential Information to any person other than in accordance with his or her duties to the Company or its Affiliates and shall not whether in writing or orally, malign, denigrate or disparage the Company or its Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, equityholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Notwithstanding the foregoing, Grantee may disclose Confidential Information (a) in good faith, as reasonably necessary in the course of performing Grantee’s duties to the Company and its Affiliates, (b) with the prior written consent of the Board, or (c) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency, or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled and no further and following advance notice being provided to the Company or its Affiliates). Notwithstanding anything to the contrary contained herein, the Grantee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Grantee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose the Company’s trade secrets to the Grantee’s attorney and use the trade secret information in the court proceeding if the Grantee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Section 12.    Adjustment Upon Changes in Capitalization
(a)    In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Units or other securities, any equity dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or other similar or extraordinary transactions or events (including a Sponsor Exit), affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Board shall make an equitable or substitution adjustment in (i) the number and kind of Units deemed to be available thereafter for grants of Awards under Section 4 of the Plan, (ii) the number and kind of Units or other equity interests, securities or property that may be delivered or deliverable in respect of outstanding Awards, and/or (iii) the exercise price of outstanding Options; provided, however, that the manner of any such equitable adjustment shall be determined in the sole discretion of the Board, which shall be conclusive, final and binding (absent manifest error). In addition, the Board shall have discretion to make the foregoing types of adjustments, as well as any adjustments to any performance goals, targets, or measures with respect to any Award, and as to all other matters it deems in its good faith discretion to be relevant, as it may in good faith determine appropriate and equitable in other types of events, including in the event of an acquisition or disposition of any of the businesses of the Company occurring after the date of grant of any Award. For the avoidance of doubt, no adjustment shall be required to reflect dilution resulting from any additional investments in the Company by the Sponsors or any other Person.
(b)    Notwithstanding anything to the contrary contained herein, in the event of a Sale of the Company, a reorganization or liquidation of the Company, an event described in the preceding paragraph (including, a Sponsor Exit), or any other unusual, infrequently recurring, or similar events, or if the Company shall have entered into a written agreement to effect any of the foregoing, the Board is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuing or assuming such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substituting Awards by the surviving company or corporation or its parent; (iii) accelerating exercisability, vesting, and/or lapse of restrictions or adjustment of performance targets under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, providing that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Board (in either case, contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; (v) cancelling vested Awards in exchange for a payment in cash, Units or other equity interests, securities or property, or any combination thereof equal to the Fair Market Value of the Units subject to such canceled Awards (less the amount of the exercise price in the case of Options); and (vi) cancelling unvested Awards and/or out-of-the-money Options for no consideration. Any adjustments made pursuant to this Section 12 shall be determined in a manner consistent with Section 409A of the Code, to the extent applicable. Any permitted adjustments made in accordance with this Section 12(b) shall be made in the good faith by the Board.
Section 13.    Restrictions on Issuing Units
The obligation of the Company to issue Units hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell any Units pursuant to an Award unless such Units have been properly registered for sale pursuant to the Securities Laws or unless such Units may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company may, but shall be under no obligation to, register for sale under the Securities Laws any of the Units to be offered or sold under the Plan. If the Units offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Laws, the Company may restrict the transfer of such Units and may legend the certificates representing such Units in such manner as it deems advisable to ensure the availability of any such exemption. The Committee shall have the right to condition the grant of an Award or the exercise of any Option on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Units issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement. No fractional Units shall be issued, and the Committee shall determine, in its good faith sole discretion, whether cash shall be paid to the holders of fractional Units in lieu thereof or whether such fractional Units shall be eliminated by rounding as appropriate.
Section 14.    General Provisions
(a)    Award Agreement; No Uniformity of Treatment. Each Award shall be evidenced by an Award Agreement. The terms and provisions of such Award Agreements may vary among Grantees and among different Awards granted to the same Grantee. There is no obligation for uniformity of treatment among Grantees and any other holders or beneficiaries of Awards, and the terms and conditions of Awards, and the determinations and interpretations of the Committee with respect to Awards need not be the same with respect to any Grantees (whether or not they are similarly situated). Unless otherwise stated in the Award Agreement, in the event of a conflict between the terms of the Award Agreement and the Plan, the terms of the Plan shall govern. Notwithstanding the foregoing, with respect to vested Units, the terms of the LLC Agreement shall control over any conflicting term of the Plan.
(b)    No Right to Awards or Continued Employment. The grant of an Award in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s service relationship with the Company or any of its Subsidiaries, or, until an Award subject to exercise or deferred settlement is exercised or settled and Units are issued, any rights as an equityholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For all purposes herein, a Person who transfers from service with the Company to service with an Affiliate or vice versa (or from an employee to an independent contractor or vice versa) shall not be deemed to have terminated service with the Company or an Affiliate. For purposes of the Plan, a sale of any Subsidiary of the Company that employs or engages a Grantee shall be treated as the termination of such Grantee’s service.
(c)    No Right to Company Assets. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title, or interest by reason of any Award to any particular assets of the Company or Affiliates of the Company, or any Units allocated or reserved for the purposes of the Plan or subject to any Award except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.
(d)    Nontransferability. Except as otherwise provided by the Committee or the terms of the LLC Agreement, no Award or Unit acquired upon the exercise, vesting, or settlement of an Award may be sold, transferred, assigned, pledged, or otherwise encumbered, except (i) for, subject to the written consent of the Committee, transfers for estate planning purposes that do not result in a material change in beneficial ownership, and (ii) by will or the laws of descent and distribution, and an Award shall be exercisable during the Grantee’s lifetime only by the Grantee directly or, if applicable and previously consented to by the Committee, through an estate planning trust or other vehicle to which a permissible transfer of the Award has been made. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Award Agreement, including the provisions relating to the termination of the right to exercise the Award.
(e)    Misconduct of Grantee. Notwithstanding anything to the contrary in the Plan and without limiting the provisions set forth in Section 11 hereof, the Committee, in its sole discretion, may provide in an applicable Award Agreement for the forfeiture or cancellation of any Award (whether vested or unvested), or the disgorgement of gains from the exercise, vesting, or settlement of the Award, in each case to be applied if the Grantee engages in conduct detrimental to the Company. For purposes of the Plan, conduct detrimental to the Company shall include Grantee’s (i) unauthorized disclosure of Confidential Information to any Person that could result in material injury to the Company or its Affiliates, (ii) disparagement of the Company or its Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, equityholders, partners, members, agents or representatives of any of the foregoing that results in material injury to the Company or its Affiliates, (iii) material breach of any restrictive covenants on competition, solicitation of employees, or clients, or confidential information to which Grantee is subject, (iv) conduct that the Committee in its sole discretion determines to be materially injurious or prejudicial to any interest of the Company or any of its Subsidiaries or Affiliate, or to otherwise violate a policy, procedure, or rule applicable to the Grantee with respect to the Company or any of its Affiliates that results in material injury to the Company or its Affiliates, or (v) termination of service with the Company and its Affiliates for Cause. Notwithstanding any of the foregoing to the contrary, the Company shall retain the right to bring an action at equity or law to enjoin Grantee’s misconduct and recover damages resulting from such misconduct.
(f)    Governing Law; Waiver of Jury Trial; Attorneys’ Fees. This Plan and any Award Agreement issued hereunder and the rights and obligations of each Grantee and the Company hereunder, and all claims or causes of action (whether in contract or tort) arising hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law principles. No provision of this Plan or any Award Agreement will be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. Each Grantee irrevocably consents to the jurisdiction of the federal or state courts of the State of Delaware for all purposes in connection with any action or proceeding that arises out of or relates to this Plan and any Award Agreement and agrees that any such action instituted shall be commenced, prosecuted and continued only in such courts, which shall be the exclusive and only proper forum for adjudicating such a claim. Grantee expressly and irrevocably waives any and all objections it may have as to convenience of forum, venue or personal jurisdiction in any such courts. BY ACCEPTANCE OF AN AWARD HEREUNDER, EACH GRANTEE IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING AND EACH GRANTEE CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PERSON HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. In case of any dispute between the Company and any Grantee related to any Award, the prevailing party will be entitled to recover all reasonable costs, including without limitation reasonable attorneys’ fees and costs, incurred in connection with such dispute.
(g)    Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
(h)    Successors. The obligations of the Company under the Plan shall be binding upon any successor entity resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor entity succeeding to substantially all of the assets and business of the Company.
(i)    Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with or be exempt from Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Grantee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Grantee in connection with the Plan or any other Plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Grantee (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Awards or Units issued or amounts payable hereunder will be subject to additional tax under Section 409A of the Code, then, prior to delivery to such Grantee of such Units or payment to such Grantee of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, or (ii) take such other actions that the Committee determines necessary or appropriate to avoid or limit the imposition of such additional tax under Section 409A of the Code.
(j)    Section 280G. Unless otherwise specified in an Award Agreement or any Other Agreement, if the Grantee would be entitled to payments hereunder and under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code, that would result in any such payment being subject to an excise tax under Section 4999 of the Code, Grantee’s payments and benefits will be reduced by the minimum amount necessary such that the payments do not trigger the excise tax if and only if the Grantee would be better off (on an after-tax basis) than if such reductions were not implemented.
Section 15.    Withholding Obligations
As a condition to the vesting, exercise, or settlement of any Award, the Committee may require that a Grantee (a) satisfy, through deduction or withholding from any payment of any kind otherwise due to the Grantee, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting, exercise, or settlement; and (b) furnish the Company such authorization as necessary or desirable so that the Company may satisfy its obligation under applicable tax laws to withhold for income or other taxes due upon or incident to such vesting, exercise, or settlement. The Committee, in its discretion, may permit Units to be used to satisfy tax withholding requirements to the maximum extent permitted to be withheld without resulting in any adverse accounting consequences, and such Units shall be valued at their Fair Market Value as of the vesting, exercise, or settlement date of the Award, as applicable.
Section 16.    IPO Mechanics; Lock Up Agreements.
(a)    Notwithstanding anything to the contrary in the Plan, in connection with and in order to facilitate an initial public offering of the Units (an “IPO”), each Grantee who has, or may acquire, Units pursuant to the Plan agrees to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary or advisable to expeditiously consummate and make effective such IPO, including (i) exchanging Units for shares of common stock or other equity securities of any subsidiary of the Company that is a holding company for all or substantially all of the operating assets of the Company or any other Affiliate of the Company or other entity that will be the issuer in such IPO, (ii) effecting amendments to the Company’s organizational documents (including, its Certificate of Formation and Limited Liability Company Agreement), as applicable, as are customary for a company that is to engage in an IPO, and (iii) executing such further agreements, documents or instruments requested by the Committee as are reasonably necessary or customary in connection with the foregoing.
(b)    If requested by the Company and the lead underwriter of any public offering of the Units (the “Lead Underwriter”), a Grantee shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Unit or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Units (except Units included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act, that the Lead Underwriter shall specify (the “Lock-Up Period”). The Grantee shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Units acquired pursuant to an Award until the end of such Lock-Up Period. Notwithstanding anything to the contrary herein, the terms and conditions of any Lock-

Up Period, if any, applicable to the Units acquired by a Grantee upon the exercise or settlement of an Award shall be consistent with all other Unit holders of the Company.
Section 17.    Data Privacy
As a condition of receiving any Award, each Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 17 by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Grantee’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company and its Affiliates held by such Grantee, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of a Grantee’s participation in the Plan, the Company and its Affiliates may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Grantee’s participation in the Plan. Recipients of the Data may be located in the Grantee’s country or elsewhere, and the Grantee’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Grantee authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and such Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Grantee may elect to deposit any Units. The Data related to a Grantee will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Grantee’s participation in the Plan. A Grantee may, at any time, upon reasonable request view the Data held by the Company with respect to such Grantee, request additional information about the storage and processing of the Data with respect to such Grantee, recommend any necessary corrections to the Data with respect to the Grantee, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Grantee’s local human resources representative. The Company may cancel the Grantee’s eligibility to participate in the Plan, and, in the Committee’s discretion, the Grantee may forfeit any outstanding Awards if the Grantee refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Grantees may contact their local human resources representative.
Section 18.    Amendment or Termination
The Committee may, at any time, alter or amend the Plan, or suspend, discontinue or terminate the Plan; provided, however, that, except as provided in Section 12, no such action shall adversely affect the rights of Grantees with respect to Awards previously granted hereunder without the consent of the holders of a majority of the Awards issued and outstanding under the Plan. Notwithstanding anything to the contrary herein, in any Award Agreement or otherwise, the Company in its discretion shall have the right to amend or restructure any Award granted hereunder to the minimum extent necessary to account for any change in law, rule or regulation that would apply to such Awards.